UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
___________________________________________________________
FORM 8-K
___________________________________________________________

Current Report
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED):
March 7, 2017

__________________________________________________________

PETROQUEST ENERGY, INC.
(Exact name of registrant as specified in its charter)

DELAWARE (State of Incorporation)	72-1440714 (I.R.S. Employer Identification No.)
400 E. Kaliste Saloom Rd., Suite 6000 Lafayette, Louisiana (Address of principal executive offices)	70508 (Zip code)

Commission File Number: 001-32681

Registrant’s telephone number, including area code: (337) 232-7028

___________________________________________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition
On March 7, 2017, PetroQuest Energy, Inc. (the "Company") announced a net loss to common stockholders for the quarter ended December 31, 2016 of $(9,659,000), or $(0.46) per share, compared to fourth quarter 2015 net loss to common stockholders of $(64,696,000), or $(3.94) per share. For the year ended December 31, 2016, the Company reported a net loss to common stockholders of $(96,245,000), or $(5.24) per share, compared to net loss to common shareholders of $(299,929,000), or $(18.45) per share, for the year ended December 31, 2015. The three and twelve months ended December 31, 2016 and December 31, 2015 included ceiling test write-downs totaling $0 and $40,304,000 and $51,944,000 and $266,562,000, respectively.

Discretionary cash flow for the fourth quarter of 2016 was $3,591,000 as compared to $3,240,000 for the comparable 2015 period. Net cash flow provided by operating activities for the fourth quarter of 2016 was $(4,861,000) as compared to $6,126,000 for the comparable 2015 period. For the year ended December 31, 2016, discretionary cash flow was $597,000 compared to $26,093,000 for 2015. Net cash flow provided by operating activities for the year ended December 31, 2016 was $(56,598,000) as compared to $30,105,000 for the comparable period. See the attached schedule for a reconciliation of net cash flow provided by operating activities to discretionary cash flow.
Oil and gas sales during the fourth quarter of 2016 were $16,429,000 as compared to $23,096,000 in the fourth quarter of 2015. For the year ended December 31, 2016, oil and gas sales decreased 43% to $66,667,000 as compared to $115,969,000 for the year ended December 31, 2015. Production for the year ended December 31, 2016 was 31% lower than 2015. The reduction in production volumes during the 2016 period is primarily attributable to the sale of the Company's Arkoma assets, as well as the significant reduction in capital spending during 2016. Stated on an Mcfe basis, unit prices received during the fourth quarter and the year ended December 31, 2016 were 3% higher and 16% lower, respectively, as compared to the prices received during the comparable 2015 periods.
Lease operating expenses during 2016 totaled $28,508,000, a 29% reduction from 2015. Lease operating expenses for the fourth quarter of 2016 were $1.43 per Mcfe as compared to $1.19 per Mcfe in the fourth quarter of 2015. Lease operating expenses for the year ended December 31, 2016 were $1.21 per Mcfe as compared to $1.17 for the year ended December 31, 2015. The increases in per unit lease operating expenses during the 2016 periods is primarily due to the Arkoma assets sales, which included properties with a lower relative per unit cost, as well as normal production declines due to lack of capital expenditures.
Depreciation, depletion and amortization (“DD&A”) on oil and gas properties for the fourth quarter of 2016 was $1.11 per Mcfe as compared to $1.57 per Mcfe in the fourth quarter of 2015. For the year ended December 31, 2016, DD&A on oil and gas properties decreased to $1.19 per Mcfe from $1.82 per Mcfe for the comparable period of 2015. The decreases in the per unit DD&A rates during the 2016 periods are primarily the result of recent ceiling test write-downs.
Interest expense for the fourth quarter of 2016 was $7,522,000, as compared to $8,770,000 in the fourth quarter of 2015. For the year ended December 31, 2016, interest expense was $30,019,000 compared to $33,766,000 for 2015. The decrease in interest expense during the 2016 periods is primarily attributable to a lower debt balance after the completion of the Company's debt exchange in February 2016 as well as the repayment of the Company's bank debt in June 2015. Cash interest expense during the fourth quarter of 2016 totaled $1,724,000, as compared to $6,800,000 during third quarter of 2016, reflecting the impact of the debt exchange during September 2016.
Fourth quarter of 2016 general and administrative expense was $510,000 higher than the comparable 2015 period as a result of higher employee related costs, including workforce reduction charges, and franchise tax expenses. For the year ended December 31, 2016, general and administrative expenses were $5,263,000 higher than 2015. The increase in general and administrative expense during the 2016 annual period was primarily the result of approximately $10.1 million in expenses related to the Company's two debt exchanges.
Production taxes for the fourth quarter of 2016 totaled $(255,000), as compared to $167,000 in the fourth quarter of 2015. For the year ended December 31, 2016, production taxes were $354,000, as compared to $2,470,000 for the comparable period of 2015. The decreases in production taxes for the 2016 periods were primarily due to lower commodity prices during the 2016 periods, the sale of the Company's Arkoma assets as well as certain severance tax refunds in East Texas.

The following table sets forth certain information with respect to the oil and gas operations of the Company for the three and twelve months ended December 31, 2016 and 2015:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015
Production:
Oil (Bbls)	124,728	106,990	502,201	528,529
Gas (Mcf)	3,146,172	5,023,288	16,616,578	25,501,851
Ngl (Mcfe)	740,163	1,028,847	3,870,947	5,487,239
Total Production (Mcfe)	4,634,703	6,694,075	23,500,731	34,160,264
Daily Production (MMcfe)	50.4	72.8	64.4	93.6
Sales:
Total oil sales	$5,938,353	$4,918,298	$20,613,964	$26,532,240
Total gas sales	8,517,819	15,755,693	37,962,622	75,070,130
Total ngl sales	1,972,424	2,422,460	8,090,292	14,367,024
Total oil and gas sales	$16,428,596	$23,096,451	$66,666,878	$115,969,394
Average sales prices:
Oil (per Bbl)	$47.61	$45.97	$41.05	$50.20
Gas (per Mcf)	2.71	3.14	2.28	2.94
Ngl (per Mcfe)	2.66	2.35	2.09	2.62
Per Mcfe	3.54	3.45	2.84	3.39

The above sales and average sales prices include increases (reductions) to revenue related to the settlement of gas hedges of $(232,000) and $5,832,000, oil hedges of $0 and $606,000, and Ngl hedges of $0 and $182,000 for the three months ended December 31, 2016 and 2015, respectively. The above sales and average sales prices include increases to revenue related to the settlement of gas hedges of $1,811,000 and $15,940,000, oil hedges of $0 and $644,000, and Ngl hedges of $0 and $530,000 for the twelve months ended December 31, 2016 and 2015, respectively.

Hedging Update
The Company recently initiated the following hedging transaction:

Production Period	Type	Daily Volumes	Price
Gas:
Oct 2017 - Mar 2018	Swap	10,000 MMBtu	$3.22

After executing the above transaction, the Company has approximately 11.0 Bcf of gas hedged for 2017 and 2.7 Bcf for the first quarter of 2018 at an average floor price of $3.21/Mcf.

Guidance
The Company previously issued first quarter of 2017 production guidance of 55-59 MMcfe/d with 68% forecasted as gas, 14% as oil and 18% as natural gas liquids. The following initiates cost guidance for the first quarter of 2017:

Guidance for
Description	1st Quarter 2017

Expenses:
Lease operating expenses (per Mcfe)	$1.25 - $1.35
Production taxes (per Mcfe)	$0.08 - $0.11
Depreciation, depletion and amortization (per Mcfe)	$1.15 - $1.25
General and administrative (in millions)*	$3.5 - $4.0
Interest expense (in millions)**	$7.3 - $7.5

* Includes non-cash stock compensation estimate of $0.2 million
** Includes PIK interest of approximately $5.7 million

Operations Update
In South Louisiana, the Company recently achieved its targeted Thunder Bayou production rate and the well is currently flowing at approximately 61,000 Mcfe/d (NRI - 37%). The production mix consists of approximately 39,000 Mcf/d of gas, 1,500 Bbls/d of oil and 2,200 Bbls/d of natural gas liquids. The oil production rate of approximately 36/Bbls of oil per 1/MMcf of gas is approximately 50% higher than forecasted and significantly exceeds the oil yield realized in the lower section of the Cris R-2 formation rate of approximately 24/Bbls of oil per 1/MMcf of gas.

In East Texas, the Company’s 2017 drilling program was designed to assess certain operational concepts not previously evaluated, including drilling longer laterals, testing tighter spacing, obtaining micro-seismic data and implementing pad drilling. In connection with longer laterals, the Company recently drilled and completed PQ #22 (NRI 39%). PQ #22, which is located on the PQ/CVX acreage, had a lateral length of approximately 7,100 feet and represents the Company’s longest Cotton Valley horizontal well drilled to date. The well was completed late last week and is in the initial stages of flowback. The Company plans to provide a production rate on PQ #22 in connection with an operations update during the second quarter. Prior to PQ #22, the Company’s longest Cotton Valley horizontal was 5,300 feet.

In regards to tighter spacing, the Company recently established production on PQ #21 (NRI-61%). The well was drilled between two producing horizontal wells, approximately 800 feet from the nearest producer, and achieved a maximum 24 hour rate of approximately 7,100 Mcfe (4,876 Mcf of gas, 357 Bbls of natural gas liquids and 15 Bbls of oil). The well remains in the water unloading phase and the Company will continue to monitor the production profile of this downspacing test well. The Company believes the result successfully confirms a slightly tighter spacing threshold as its existing inventory estimates are based upon a 1,500 foot spacing assumption.

The Company is currently drilling on its first Cotton Valley three well pad in connection with PQ #23-25 (WI-76%). The Company plans to obtain micro-seismic data in connection with the zipper fracks that are scheduled for these wells. This data is expected to provide the Company with significantly more information on frack heights and propagation through a tight sand environment in order to better plan and execute completion operations for future wells. The wells are expected to be brought on-line in June 2017. The Company expects to drill and complete 8-10 wells during 2017.

Management’s Comment
“We are beginning to realize the benefit of our September 2016 debt exchange with its PIK feature as evidenced by our fourth quarter 2016 discretionary cash flow of approximately $4 million compared to our third quarter discretionary cash flow of approximately $0.2 million, ” said Charles T. Goodson, Chairman, Chief Executive Officer and President. “The impact of reduced cash interest charges from this exchange coupled with strong expected production growth and higher strip prices, as compared to 2016, should generate attractive cash flow metrics throughout 2017 as compared to our quarterly 2016 results.  In addition, we would expect to see a corresponding improvement to our relative leverage metrics."

About the Company
PetroQuest Energy, Inc. is an independent energy company engaged in the exploration, development, acquisition and production of oil and natural gas reserves in Texas, Louisiana and the shallow waters of the Gulf of Mexico. PetroQuest’s common stock trades on the New York Stock Exchange under the ticker PQ.

Forward-Looking Statements
This news release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact included in this news release are forward-looking statements. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, these statements are based upon assumptions and anticipated results that are subject to numerous uncertainties and risks. Actual results may vary significantly from those anticipated due to many factors, including the volatility of oil and natural gas prices and significantly depressed oil prices since the end of 2014; our indebtedness and the significant amount of cash required to service our indebtedness; our estimate of the sufficiency of our existing capital sources, including availability under our new multi-draw term loan facility; our ability to post additional collateral to satisfy our offshore decommissioning obligations; our ability to execute our 2017 drilling and recompletion program as planned and to increase our production; our ability to hedge future production to reduce our exposure to price volatility in the current commodity pricing market; our ability to find, develop and produce oil and natural gas reserves that are economically recoverable and to replace reserves and sustain and/or increase production; ceiling test write-downs resulting, and that could result in the future, from lower oil and natural gas prices; our ability to raise additional capital to fund cash requirements for future operations; limits on our growth and our ability to finance our operations, fund our capital needs and respond to changing conditions imposed by our multi-draw term loan facility and restrictive debt covenants; approximately 50% of our production being exposed to the additional risk of severe weather, including hurricanes, tropical storms and flooding, and natural disasters; losses and liabilities from uninsured or underinsured drilling and operating activities; changes in laws and governmental regulations as they relate to our operations; the operating hazards attendant to the oil and gas business; the volatility of our stock price; and our ability to meet the continued listing standards of the New York Stock Exchange with respect to our common stock or to cure any deficiency with respect thereto. In particular, careful consideration should be given to cautionary statements made in the various reports the Company has filed with the SEC. The Company undertakes no duty to update or revise these forward-looking statements.

Click here for more information: “http://www.petroquest.com/news.html?=BizID=1690&1=1”

PETROQUEST ENERGY, INC.
Consolidated Balance Sheets (Amounts in Thousands)

	December 31, 2016	December 31, 2015
ASSETS
Current assets:
Cash and cash equivalents	$28,312	$148,013
Revenue receivable	10,294	6,476
Joint interest billing receivable	7,632	49,374
Derivative asset	—	1,508
Other current assets	2,353	3,874
Total current assets	48,591	209,245
Property and equipment:
Oil and gas properties:
Oil and gas properties, full cost method	1,323,333	1,310,891
Unevaluated oil and gas properties	9,015	12,516
Accumulated depreciation, depletion and amortization	(1,243,286)	(1,157,455)
Oil and gas properties, net	89,062	165,952
Other property and equipment	10,951	11,229
Accumulated depreciation of other property and equipment	(10,109)	(8,737)
Total property and equipment	89,904	168,444
Other assets, net of accumulated amortization of $4,385 and $3,842, respectively	6,365	1,630
Total assets	$144,860	$379,319
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable to vendors	$25,265	$97,999
Advances from co-owners	2,330	16,118
Oil and gas revenue payable	22,146	18,911
Accrued interest and preferred stock dividend	2,047	12,795
Asset retirement obligation	4,160	6,015
Derivative liability	3,947	—
10% Senior Unsecured Notes due 2017	22,568	—
Other accrued liabilities	3,938	6,946
Total current liabilities	86,401	158,784
Multi-draw Term Loan due 2020	7,249	—
10% Senior Unsecured Notes due 2017	—	347,008
10% Senior Secured Notes due 2021	15,228	—
10% Senior Secured PIK Notes due 2021	248,600	—
Asset retirement obligation	32,450	36,541
Other long-term liabilities	6,027	53
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $.001 par value; authorized 5,000 shares; issued and outstanding 1,495 shares	1	1
Common stock, $.001 par value; authorized 150,000 shares; issued and outstanding 21,197 and 16,410 shares, respectively	21	16
Paid-in capital	304,341	290,432
Accumulated other comprehensive income (loss)	(4,750)	947
Accumulated deficit	(550,708)	(454,463)
Total stockholders’ equity	(251,095)	(163,067)
Total liabilities and stockholders’ equity	$144,860	$379,319

PETROQUEST ENERGY, INC.
Consolidated Statements of Operations
(Amounts in Thousands, Except Per Share Data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015
Revenues:
Oil and gas sales	$16,429	$23,096	$66,667	$115,969
Expenses:
Lease operating expenses	6,610	7,967	28,508	40,130
Production taxes	(255)	167	354	2,470
Depreciation, depletion and amortization	5,359	10,811	28,720	63,497
Ceiling test write-down	—	51,944	40,304	266,562
General and administrative	4,743	4,233	26,040	20,777
Accretion of asset retirement obligation	619	752	2,515	3,259
Interest expense	7,522	8,770	30,019	33,766
	24,598	84,644	156,460	430,461
Other income (expense):
Gain (loss) on sale of assets	—	(422)	—	21,937
Other income (expense)	(205)	106	(560)	391
Income (loss) from operations	(8,374)	(61,864)	(90,353)	(292,164)
Income tax expense (benefit)	—	1,547	543	2,626
Net income (loss)	(8,374)	(63,411)	(90,896)	(294,790)
Preferred stock dividend	1,285	1,285	5,349	5,139
Net income (loss) available to common stockholders	$(9,659)	$(64,696)	$(96,245)	$(299,929)
Earnings (loss) per common share:
Basic
Net income (loss) per share	$(0.46)	$(3.94)	$(5.24)	$(18.45)
Diluted
Net income (loss) per share	$(0.46)	$(3.94)	$(5.24)	$(18.45)
Weighted average number of common shares:
Basic	21,161	16,346	18,354	16,256
Diluted	21,161	16,346	18,354	16,256

PETROQUEST ENERGY, INC.
Consolidated Statements of Cash Flows
(Amounts in Thousands)

	Year Ended
	December 31,
	2016	2015
Cash flows provided by (used in) operating activities:
Net loss	$(90,896)	$(294,790)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Deferred tax expense benefit	543	2,626
Depreciation, depletion and amortization	28,720	63,497
Ceiling test writedown	40,304	266,562
Accretion of asset retirement obligation	2,515	3,259
Gain on sale of assets	—	(21,937)
Share based compensation expense	1,444	4,617
Amortization costs and other	2,106	2,259
Non-cash PIK interest	5,722	—
Payments to settle asset retirement obligations	(3,169)	(2,776)
Costs incurred to issue 2021 Notes and 2021 PIK Notes	10,139	—
Changes in working capital accounts:
Revenue receivable	(3,818)	10,009
Joint interest billing receivable	41,400	223
Accounts payable and accrued liabilities	(72,760)	(9,400)
Advances from co-owners	(13,788)	3,299
Other	(5,060)	2,657
Net cash provided by (used in) operating activities	(56,598)	30,105
Cash flows provided by (used in) investing activities:
Investment in oil and gas properties	(30,366)	(90,218)
Investment in other property and equipment	(24)	(454)
Sale of oil and gas properties	25,482	271,769
Net cash provided by (used in) investing activities	(4,908)	181,097
Cash flows used in financing activities:
Net payments for share based compensation	11	(199)
Deferred financing costs	(3,156)	(1,094)
Payment of preferred stock dividend	(1,285)	(5,139)
Proceeds from borrowings	10,000	70,000
Repayment of borrowings	—	(145,000)
Redemption of 2017 Notes	(53,626)	—
Costs incurred to issue 2021 Notes and 2021 PIK Notes	(10,139)	—
Net cash used in financing activities	(58,195)	(81,432)
Net increase (decrease) in cash and cash equivalents	(119,701)	129,770
Cash and cash equivalents, beginning of period	148,013	18,243
Cash and cash equivalents, end of period	$28,312	$148,013
Supplemental disclosure of cash flow information:
Cash paid during the period for:
Interest	$33,206	$36,217
Income taxes	$(18)	$—

PETROQUEST ENERGY, INC.
Non-GAAP Disclosure Reconciliation
(Amounts In Thousands)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2016	2015	2016	2015
Net loss	$(8,374)	$(63,411)	$(90,896)	$(294,790)
Reconciling items:
Deferred tax expense	—	1,547	543	2,626
Depreciation, depletion and amortization	5,359	10,811	28,720	63,497
Ceiling test write-down	—	51,944	40,304	266,562
(Gain) loss on sale of assets	—	422	—	(21,937)
Accretion of asset retirement obligation	619	752	2,515	3,259
Non-cash share based compensation expense	83	595	1,444	4,617
Non-cash PIK interest	5,722	—	5,722	—
Costs incurred to issue 2021 Notes and 2021 PIK Notes	66	-	10,139	-
Amortization costs and other	116	580	2,106	2,259
Discretionary cash flow	3,591	3,240	597	26,093
Changes in working capital accounts	(8,167)	3,836	(54,026)	6,788
Settlement of asset retirement obligations	(285)	(950)	(3,169)	(2,776)
Net cash flow provided by (used in) operating activities	$(4,861)	$6,126	$(56,598)	$30,105

Note:
Management believes that discretionary cash flow is relevant and useful information, which is commonly used by analysts, investors and other interested parties in the oil and gas industry as a financial indicator of an oil and gas company’s ability to generate cash used to internally fund exploration and development activities and to service debt. Discretionary cash flow is not a measure of financial performance prepared in accordance with generally accepted accounting principles (“GAAP”) and should not be considered in isolation or as an alternative to net cash flow provided by operating activities. In addition, since discretionary cash flow is not a term defined by GAAP, it might not be comparable to similarly titled measures used by other companies.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: March 7, 2017
PETROQUEST ENERGY, INC.

/s/ J. Bond Clement
J. Bond Clement
Executive Vice President,
Chief Financial Officer
(Authorized Officer and Principal
Financial and Accounting Officer)